Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES CLOSES ON AN ADDITIONAL $1.5 MILLION OF PREVIOUSLY
ANNOUNCED FINANCING

NEW BRUNSWICK, N.J. (October 17, 2007)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that on October 16, 2007 it has closed on an additional $1.5 million of its previously announced private placement with YA Global Investments, LP (“YA Global”). The Company has now closed on an aggregate of $3 million of the $5 million private placement of secured convertible debentures and warrants. On October 12, 2007, the Company filed a registration statement on Form S-3 to register 3,333,333 shares of the Company’s common stock underlying such issued debentures. The next $2.0 million traunche will occur upon the later of stockholder approval or the effectiveness of the registration statement, and the Company’s fulfillment of other covenants and milestones.

The Company plans on using the proceeds to advance a certain cancer target with the goal of initiating a Phase I clinical trial, as well as other human health and agricultural research and general corporate purposes. The Company estimates that it will take approximately two years to complete the steps necessary to initiate a Phase I clinical trial. The Company believes that the proceeds from the $5 million YA Global private placement along with the $5 million gross proceeds from the private placement with Stanford Venture Capital Holdings, Inc., announced on September 4, 2007, will be sufficient to allow it to complete the steps necessary to initiate a Phase I clinical trial as well as fund other research projects and general and administrative expenses for approximately two years.

Joel Brooks, Chief Financial Officer and Treasurer of Senesco, commented, “The total proceeds of $3 million that we have now received provides us with the financial resources to effectively begin to implement our research plan. We look forward to receiving shareholder approval for the $2 million balance of the YA Global private placement and for the $5 million Stanford private placement, which will provide us with the necessary funding to carry out our research plan for approximately two years.”

H.C. Wainwright acted as the placement agent for this private placement.

The terms of the debentures and warrants were previously disclosed on a Form 8-K, dated August 1, 2007 and in the Company’s annual report on Form 10-K.

The Company cannot assure you that the Company’s stockholders will approve the remaining traunches of this financing, or that the Company will meet the agreed upon milestones or covenants contained therein in order for it to receive the additional funding.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock have been sold pursuant to an exemption from state and federal securities laws.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to consummate this financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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